Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statement No. 333-204388 of Air Products and Chemicals, Inc. on Form S-8 of our report dated 20 June 2025, relating to the financial statements and supplemental schedules of Air Products and Chemicals, Inc. Retirement Savings Plan, appearing in this Annual Report on Form 11-K of Air Products and Chemicals, Inc. Retirement Savings Plan for the year ended 31 December 2024.

/s/ DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania
20 June 2025